Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134388 and 333-83636 on Form S-8 of Ophthalmic Imaging Systems of our report dated April 15, 2011, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Ophthalmic Imaging Systems for the year ended December 31, 2010.

/s/ Perry-Smith. LLP

Sacramento, California
April 15, 2011